CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of The Calvert Fund

     We consent to the incorporation by reference in Post-Effective Amendment No. 32 to the Registration Statement of The Calvert Fund on Form N-1A
(File Numbers 2-76510 and 811-3416) of our report dated May 9, 1997, on our audit of the financial statements and financial highlights of Calvert Strategic Growth Fund and Calvert New Vision Small Cap Fund, which report is included in the Annual Report to Shareholders for the year ended March 31, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants and Custodians" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
July 17, 1997